EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Stifel Financial Corp. and Subsidiaries on Form S-8 (File Numbers 2-94326, 33-10030, 33-20568, 333-37805, 333-37807, 333-84717, 333-52694, 333-60506, 333-60516, 333-82328, 333-100414, 333-105756, and 333-105759) and on Form S-3 (File Numbers 33-53699, 333-41304, and 333-84952) of our reports dated March 11, 2005, relating to the consolidated financial statements and financial statement schedule of Stifel Financial Corp. and Subsidiaries and management's report of the effectiveness of the internal control over financial reporting, appearing in the Annual Report on Form 10-K of Stifel Financial Corp. and Subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

March 14, 2005
St. Louis, Missouri